EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

Net loss allocable to common shareholders decreases by 65% over first quarter 2007 results

PORTLAND, OR – May 7, 2008 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2008.

For the quarter ended March 31, 2008, Bioject reported revenues of $1.8 million compared to $2.1 million reported in the comparable year-ago quarter. Product sales for the first quarter of 2008 were $1.7 million compared to $1.6 million in the year-ago quarter. Included in product sales were an 82% increase of sales to Serono to $642,000 and a 53% increase in sales to Merial to $666,000 over the prior year first quarter. License and technology fees for the first quarter of 2008 were $132,000 compared to $492,000 in the comparable year ago period.

The Company reported quarterly operating and net loss allocable to common shareholders of $702,000 and $764,000, respectively, in the first quarter of 2008 compared to operating and net loss allocable to common shareholders of $1.7 million and $2.2 million, respectively, in the comparable year-ago period, a 60% and 65% decrease, respectively. The $1.0 million, or 60%, decrease in operating loss, was primarily due to our cost reduction measures in 2007 and first quarter 2008. Included in our $1.35 million operating expense reduction were a $409,000, or 26%, decrease in manufacturing costs, a $380,000, or 39%, decrease in research and development expense and a $562,000, or 43%, decrease in selling, general and administrative expenses in the first quarter of 2008 compared to the first quarter of 2007. Also included in the first quarter of 2008 operating expenses was $105,000 of severance costs compared to $670,000 in severance costs incurred in the first quarter of 2007. Cash, cash equivalents and marketable securities at March 31, 2008 totaled $1.4 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended March 31, 2008 was $0.05 per share on 15.5 million weighted average shares outstanding compared to a net loss allocable to common shareholders of $0.15 per share on 14.7 million weighted average shares outstanding for the same period last year.

“Our first quarter results positively demonstrate our ability to continue to move the organization forward. Product sales were up 3% over the prior year, operating loss declined by 60% and cash operating loss was reduced by 79% over the prior year. We are taking the appropriate steps necessary to maximize control of our future,” said Ralph Makar, President and CEO. “Work on the new business plan of securing our own drug+device combinations for the market is progressing on target, with the final stages of the plan scheduled for completion in the second quarter of 2008. We continue to be excited about the future prospects for the Company.”

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2008 on Thursday, May 8, 2008 at 10:00 a.m. Eastern Standard Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to cost savings resulting from restructuring charges, and new or additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company will not be able to successfully complete or implement the new business strategy, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
RESULTS OF OPERATIONS:
Revenue
Net sales of products	$1,681	$1,636
Licensing and technology fees	132	492

	1,813	2,128

Operating Expenses
Manufacturing	1,188	1,596
Research and development	594	974
Selling, general and administrative	733	1,295

Total operating expenses	2,515	3,865

Operating loss	(702)	(1,737)
Other income (expense), net	49	(377)
Preferred stock dividend	(111)	(94)

Net loss allocable to common shareholders	$(764)	$(2,208)

Basic and diluted net loss per common share allocable to common shareholders	$(0.05)	$(0.15)

Shares used in per share calculations	15,484,400	14,747,447

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$726	$1,723
Marketable securities	676	667
Accounts receivable	1,148	847
Inventories	1,124	777
Other	251	324

	3,925	4,338
Property and equipment, net	2,114	2,297
Goodwill	94	94
Other assets, net	1,249	1,240

Total assets	$7,382	$7,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$765	$827
Current portion of long-term debt	83	167
Accounts payable and accrued liabilities	2,333	2,080
Derivative liabilities	304	528
Deferred revenue	265	316

	3,750	3,918
Long term liabilities:
Convertible notes payable	619	1,224
Deferred revenue	94	102
Other long-term liabilities	304	316
Shareholders’ equity:
Preferred stock	7,929	7,195
Common stock	113,254	113,018
Accumulated deficit	(118,568)	(117,804)

	2,615	2,409

Total liabilities and shareholders’ equity	$7,382	$7,969

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